SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VeraSun Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VERASUN ENERGY CORPORATION

100 22nd Avenue

Brookings, South Dakota

April 11, 2008

Dear Shareholders:

You are cordially invited to attend our 2008 Annual Meeting of Shareholders at 10:00 a.m., Central Daylight Time, on June 11, 2008, at the Swiftel Center located at 824 32nd Avenue, Brookings, South Dakota 57006. This proxy statement, the form of proxy and our 2007 Annual Report are being mailed to shareholders on or about April 11, 2008.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, we will also report on our operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the Annual Meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

Gregory S. Schlicht Corporate Secretary

VERASUN ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 11, 2008

To the Shareholders of VeraSun Energy Corporation:

Our 2008 Annual Meeting of Shareholders will be held at 10:00 a.m., Central Daylight Time, on June 11, 2008, at the Swiftel Center located at 824 32nd Avenue, Brookings, South Dakota 57006.

The purposes of the meeting are:

1.	To elect one Class I director for a two-year term, three Class II directors for three-year terms, and three Class III directors for one-year terms;

2.	To approve an amendment to our Articles of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 250,000,000 shares to 350,000,000 shares;

3.	To approve an amendment to our Articles of Incorporation to increase the amount of indebtedness we are permitted to incur from $1 billion to $5 billion;

4.	To ratify the selection of McGladrey & Pullen, LLP as our independent auditors for 2008; and

5.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on April 4, 2008 are entitled to vote at the meeting. A list of shareholders will be available for inspection by shareholders at our corporate headquarters located at 100 22nd Avenue, Brookings, South Dakota 57006, for a period of time commencing two days after the date of this notice and ending at the conclusion of the Annual Meeting. A copy of the list of shareholders will also be available at the meeting.

We encourage you to attend the annual meeting in person. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares immediately. You may vote your shares by signing, dating and returning the enclosed proxy card or, if your shares are held in a stock brokerage account or by a bank or other nominee, you may direct your vote in the manner prescribed by your broker or nominee. Voting by telephone or the Internet is fast and convenient and helps reduce our costs. The proxy is revocable at any time before it is voted. Returning the proxy will not limit your right to vote at the annual meeting if you later decide to attend in person.

By Order of the Board of Directors

Gregory S. Schlicht Corporate Secretary

Brookings, South Dakota

April 11, 2008

PROXY STATEMENT

VERASUN ENERGY CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of VeraSun Energy Corporation (“VeraSun” or the “Company”) is soliciting proxies to be used at the 2008 Annual Meeting of Shareholders to be held at 10:00 a.m., Central Daylight Time, on June 11, 2008, at the Swiftel Center located at 824 32nd Avenue, Brookings, South Dakota 57006, for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement, the form of proxy and our 2007 Annual Report are being mailed to shareholders on or about April 11, 2008, at our cost. The proxy statement and Annual Report are also available on our website at www.verasun.com, Investors, and the website of the Securities and Exchange Commission at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of Common Stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail, telephone and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services. We have retained Wells Fargo Shareowner Services to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $1,500 plus related out-of-pocket expenses.

Householding of Proxy Materials. The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may be more convenient for security holders and save costs for companies. A number of brokers with account holders who are Company shareholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or, if you are a shareholder of record, write to us at VeraSun Energy Corporation, Attention: Investor Relations, 100 22nd Avenue, Brookings, South Dakota 57006. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only shareholders of record at the close of business on April 4, 2008 (the “record date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 157,815,979 shares of Common Stock, the only authorized voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. The Common Stock has cumulative voting rights. The right to cumulate votes for directors means that the shareholders are entitled to multiply the number of votes that they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

How You Can Vote. If you are a shareholder of record as of the applicable record date you may vote in person by attending the meeting, by accessing the Internet website specified on your enclosed proxy card, by calling the telephone number specified on your proxy card, or by completing, signing and dating your proxy card and returning it in the postage-paid envelope provided. You may not vote over the Internet or by phone if you want to cumulate your votes to elect directors. Instead, you may only do so by voting in person at the meeting or by returning your proxy card. If you vote your proxy over the Internet or by telephone, you must do so before

12:00 p.m., central time, on June 10, 2008. If your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure that your vote is counted, we must receive your proxy before or at the Annual Meeting. All of your shares that have been properly voted will be voted at the Annual Meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors and described in the enclosed proxy card.

How You Can Revoke Your Proxy and Change Your Vote. You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new proxy vote over the Internet or by telephone; or

•

if you are a holder of record, you can attend your shareholders’ Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you are a record holder, any written notice revoking a proxy should be sent to VeraSun Energy Corporation, Attention: Corporate Secretary, 100 22nd Avenue, Brookings, South Dakota 57006, or hand-delivered to the Corporate Secretary at or before the vote at the Annual Meeting. If your shares are held in street name by your broker, you should contact your broker to change your vote.

Discretionary Voting. We are not aware of any other matters that will be brought before the shareholders at the Annual Meeting. Except under very limited circumstances, shareholder proposals and nominations for directors had to be submitted to us in advance and meet certain requirements to be eligible for consideration at the meeting. If any other item of business is properly presented for a vote at the Annual Meeting, the proxies will vote validly executed proxies returned to us in accordance with their best judgment. Procedures for submitting shareholder proposals and nominations for directors for the 2009 Annual Meeting are described below under the heading “Additional Information”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 4, 2008 the beneficial ownership of our Common Stock, including shares that the named person has the right to acquire through options or warrants that become exercisable within 60 days after April 4, 2008, by (a) any person or group who beneficially owns more than 5% of any class of our capital stock; (b) each of our named executive officers and directors; and (c) all executive officers and directors as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o VeraSun Energy Corporation, 100 22nd Avenue, Brookings, South Dakota 57006.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, a person named in the table below has sole voting and investment power for all shares of Common Stock shown as beneficially owned by that person.

Name of Beneficial Owner	Number (1)	Percent
Donald L. Endres	33,496,240	20.9%
Danny C. Herron	260,717	*
Paul J. Caudill	143,462	*
John M. Schweitzer	236,964	*
William L. Honnef	159,649	*
James E. Dauwalter	17,355	*
Jay D. Debertin	5,853	*
D. Duane Gilliam	59,985	*
T. Jack Huggins III (2)	66,485	*
Steven T. Kirby (3)	1,586,206	1.0%
Gordon Ommen (4)	5,378,849	3.4%
Mark A. Ruelle	8,121	*
Paul A. Schock (5)	840,837	*
All Executive Officers and Directors (17 persons)	42,400,427	26.4%
CHS Inc.	12,909,932	8.2%
5500 Cenex Drive Inver Grove Heights, MN 55077
Ron Fagen (6)	13,642,854	8.6%
P.O. Box 159 501 West Highway 212 Granite Falls, MN 56241

*	Less than 1.0%
(1)	Includes shares issuable upon exercise of stock options and restricted stock as follows: Mr. Endres—2,330,140 shares; Mr. Herron—207,192 shares; Mr. Caudill—131,659 shares; Mr. Schweitzer—182,820 shares; Mr. Honnef—35,260 shares; Mr. Gilliam—58,485 shares; Mr. Huggins—43,485 shares; Mr. Kirby—3,485 shares; Mr. Ommen—83,025 shares; and Mr. Schock—128,485 shares.
(2)	Includes 1,000 shares owned by Mr. Huggins’ spouse.
(3)	Includes 3,460 shares owned by Mr. Kirby’s minor child and 676,400 shares owned by Kirby Capital Corp., as to which Mr. Kirby disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(4)

Includes shares of Common Stock owned by each of Gordon W. Ommen, Capitaline Advisors, LLC, Capitaline General Partner, LLC, Capitaline Renewable Energy, LP and BirdDog Capital, LLC. As the sole member of Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP, Mr. Ommen has voting and investment control over 560,144, 53,605 and 20,000 shares of Common Stock held by Capitaline Advisors, LLC, Capitaline Renewable

Energy, LP and Capitaline General Partner, LLC, respectively. As the sole member of Capitaline Advisors, LLC, Mr. Ommen has voting and investment control over 658,125 shares of Common Stock issuable upon exercise of options held by Capitaline Advisors, LLC that are exercisable currently. Mr. Ommen is also the sole member of BirdDog Capital, LLC, and as a result, he has voting and investment control over 2,531,250 shares of Common Stock held by BirdDog Capital, LLC. Also includes Mr. Ommen’s indirect beneficial ownership of 810, 405 and 405 shares of Common Stock held by his wife, son and daughter, respectively. Mr. Ommen disclaims beneficial ownership of the 405 shares of Common Stock held by each of his son and daughter. Mr. Ommen directly owns 1,487,333 shares of Common Stock, which includes 83,025 shares of Common Stock issuable upon exercise of options that are exercisable currently.

(5)	Includes 121,412 shares owned by Nordica Enterprises, Inc., 2,651 shares owned by Alvin A. Schock Life Insurance Trust, and 422,347 shares owned by Schock Financial Services, Inc.
(6)	Includes shares of Common Stock owned by each of Roland J. “Ron” Fagen (Ron Fagen) and his wife, Diane Fagen, a grantor annuity trust of which Mr. Fagen is the settlor, Platte Valley Energy, LLC, Global Ethanol, Inc. and FDC Ethanol. Also includes stock options held by Mr. Fagen representing the right to acquire 10,125 shares of Common Stock that are exercisable currently and Mr. Fagen’s indirect beneficial ownership of 141,345 shares of Common Stock held by his wife. Mr. Fagen shares with Mrs. Fagen voting and investment control of (i) 412,947 shares of Common Stock that Mr. Fagen contributed to a grantor annuity trust, (ii) 7,229,300 shares of Common Stock held by Platte Valley Energy, LLC, (iii) 3,533,625 shares of Common Stock held by Global Ethanol, Inc., and 658,125 shares of Common Stock issuable upon exercise of options held by Global Ethanol, Inc. that are exercisable currently, and (iv) 1,657,387 shares of Common Stock held by FDC Ethanol.

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to following sound corporate governance principles and consider them essential to running our business efficiently and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines are available on our website at www.verasun.com, Investors, Governance, and will be provided in printed form to any shareholder who requests them from us.

Board Independence

Our Corporate Governance Guidelines set forth standards for director independence that meet the listing standards of the New York Stock Exchange (“NYSE”). During the Board’s annual review of director independence, the Board considered transactions and relationships between each director or any member of his immediate family and VeraSun and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As a result of this review, the Board affirmatively determined that each director had no material relationship with VeraSun (directly or as a partner, shareholder or officer of an organization that has a relationship with VeraSun) and is “independent” within the meaning of our and the NYSE’s director independence standards, except for Mr. Endres, our Chief Executive Officer, and Mr. Schock, who was an employee of VeraSun until February 2007. Furthermore, the Board affirmatively determined that the members of each committee of the Board had no material relationship with VeraSun (directly or as a partner, shareholder or officer of an organization that has a relationship with VeraSun) and were “independent” within the meaning of our and the NYSE’s director independence standards. After the Board’s independence review, Messrs. Dauwalter, Debertin, Ommen and Ruelle were appointed to the Board effective April 1, 2008. Before they were appointed, the Board reviewed whether they were independent under our Corporate Governance Guidelines and the rules of the NYSE. Based on this review, the Board determined that Mr. Ommen does not meet those standards because of certain transactions between Mr. Ommen and US BioEnergy Corporation (“US BioEnergy”) while he was the Chief Executive Officer of US BioEnergy, and Mr. Debertin does not meet that standard because he is an executive officer of CHS Inc. (“CHS”), a company to which US BioEnergy made payments in excess of two percent of its gross revenues during 2007. Accordingly, Messrs. Endres, Schock, Ommen and Debertin are not considered independent directors.

Composition and Meetings of the Board of Directors and Committee Meetings

During 2007, the Board met 14 times. The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each incumbent director attended at least 75% of the meetings of the Board and of each committee on which such director served during 2007. Under our Corporate Governance Guidelines, directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are encouraged to attend the annual meetings of our shareholders. All of our directors attended the last annual meeting of shareholders. Each member of the Audit Committee is financially literate and each of Mr. Huggins and Mr. Ruelle is a financial expert within the meaning of applicable regulatory standards. The membership and function of each committee during the last fiscal year are described below.

Directors	Audit	Compensation	Nominating and Corporate Governance
James E. Dauwalter (1)		X	X
Jay D. Debertin (1)
Donald L. Endres
D. Duane Gilliam	X	Chair	X
T. Jack Huggins III	X	X	X
Steven T. Kirby (2)	X	X	Chair
Gordon Ommen (1)
Mark A. Ruelle (1)	Chair
Paul A. Schock
Number of meetings in 2007	7	7	4

(1)	Messrs. Dauwalter, Debertin, Ommen and Ruelle were appointed to the Board and its committees effective April 1, 2008.
(2)	Mr. Kirby was appointed to each committee in September 2007.

The Audit Committee. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, provides oversight to management’s conduct of our financial reporting process, including:

•	The integrity of our financial statements.

•	The qualifications, independence and performance of our independent accountants and their appointment.

•	The performance of our internal audit function.

•	Our systems of internal accounting and financial controls, including internal control over financial reporting.

•	The impact of compliance with legal and regulatory requirements on the financial statements.

Additional information about the activities of the Audit Committee during 2007 are described below under the heading “Report of the Audit Committee.”

The Compensation Committee. The primary purposes of the Compensation Committee are to:

•	Determine the compensation of our Chief Executive Officer and evaluate his performance against the goals and objectives established by the Compensation Committee.

•	Review and approve the compensation of other executive officers, taking into account the Chief Executive Officer’s recommendations, and evaluation of their performance.

•

Evaluate and approve our compensation and benefit plans, policies, and programs to determine that we are rewarding our employees, including our executive officers, in a manner consistent with sound business practices.

•	Review and approve the hiring and dismissal of each executive officer.

•	Administer our Stock Incentive Plan and approve the granting of stock or stock options or other equity awards to our employees.

•	Establish, implement and administer all group incentive programs for our employees, including our executive officers.

The Compensation Committee has sole authority to retain and terminate any compensation consulting firm used to assist the Committee and is responsible for approving such firm’s fees and other retention terms. During 2007, the Compensation Committee engaged Hewitt Associates, an independent compensation consulting firm (the “Consultant”), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide guidance to the Compensation Committee on the design and operation of these programs. At the direction and under the guidance of the Compensation Committee chair, the Consultant provides information and guidance (based on relative competitive levels) regarding executive salary ranges, salary structure adjustments and long-term incentive grant levels, and, from time to time, also provides advice on changes in design of compensation programs.

The Nominating and Corporate Governance Committee. The primary purposes of the Nominating and Corporate Governance Committee are to:

•	Develop and recommend to the Board a set of corporate governance principles applicable to us and evaluate the Board against these adopted principles.

•	Identify individuals qualified to become members of the Board.

•	Consider any nominees recommended by shareholders.

•

Recommend to the Board candidates for service as a director on the Board and nominees for the annual meeting or any special meeting of our shareholders and to fill any vacancies or newly created directorships that may occur between such meetings.

•	Recommend candidates for membership on the various committees of the Board.

•	Lead the evaluation of Board and director performance.

•	Advise and assist the Board with respect to the compensation and retention of Board members.

The Charter of each Committee of the Board is available on our website at www.verasun.com, Investors, Governance, and will be provided in printed form to any shareholder who requests it from us.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee of the Board of Directors are all independent directors under The New York Stock Exchange listing standards. None of the members has been an employee or officer of the Company and none have a relationship with the Company that would be required to be disclosed under Item 404 of SEC Regulation S-K.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller, and our directors and other officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.verasun.com, Investors, Governance.

Director Nomination Policy

Shareholder Nominations. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Corporate Secretary, 100 22nd Avenue, Brookings, South Dakota 57006. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include the name, address and telephone number of the recommending shareholder; the number of shares owned by the recommending shareholder and the period of time for which they have been held (which must be at least one year) and, if the recommending shareholder is not the shareholder of record, a statement from the record holder of the shares verifying this information; and a statement of the recommending shareholder’s intention to continue to hold the shares through the date of the next annual shareholder meeting. In addition, a shareholder’s submission must include information concerning the proposed nominee consisting of the information required by Item 401 of SEC Regulation S-K (name, address, age, any arrangement or understanding between such proposed nominee and any other person, including the recommending shareholder, regarding nomination, and the business experience of the proposed nominee during the past five years, as well as information regarding certain types of legal proceedings within the past five years involving the nominee); the information required by Item 403 of SEC Regulation S-K (proposed nominee’s ownership of securities of the Company); the information required by Item 404 of SEC Regulation S-K (transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Company); and whether the individual can read and understand financial statements.

Director Qualifications. Our Corporate Governance Guidelines contain Board membership qualifications that apply to all nominees for director. Under these criteria, members of the Board should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her field, the ability to read and understand financial statements, relevant expertise and experience, and sound business judgment. In addition, at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board should be “independent” under NYSE listing standards. The Committee also believes key members of the Company’s management should participate as members of the Board.

Identifying and Evaluating Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods to identify and evaluate nominees for director. The Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential candidates who come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year. As described above, the Committee considers properly submitted shareholder nominations for candidates for the Board. The Committee also reviews materials provided by professional search firms or other parties in connection with nominees who are not proposed by a shareholder. In evaluating such nominations, the Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board.

Executive Sessions

Executive sessions of non-employee directors are held regularly and at least semi-annually. The independent directors may designate a director to preside at executive sessions of the Board on an annual basis or as needed for any particular executive session of the Board. The independent directors have determined that the Chairs of the standing committees will alternate on an annual basis as presiding directors at executive sessions.

Communications with Board

Any person who wishes to communicate with the Board of Directors, or to specific directors, may do so by writing to the Board of Directors or to the specific directors, c/o Corporate Secretary, 100 22nd Avenue, Brookings, South Dakota 57006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Corporate Secretary and submitted to the directors to whom it is addressed.

Communications regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with procedures described under “Director Nomination Policy”, above.

TRANSACTIONS WITH RELATED PERSONS

There were no transactions completed or proposed in 2007 in which the Company was or is to be a participant in which the amount involved exceeded $120,000, and in which any related person had a direct or indirect material interest. In connection with the Company’s acquisition of US BioEnergy, CHS and Ron Fagen became the beneficial owner of 8.2% and 7.5%, respectively, of our Common Stock. Mr. Debertin, the executive vice president and chief operating officer, processing, of CHS, was a director of US BioEnergy and is a director of VeraSun. Before the acquisition, US BioEnergy engaged in various transactions with CHS, and both US BioEnergy and VeraSun engaged in various transactions with parties related to Mr. Fagen. As described below, it is expected that certain of these transactions will continue during 2008.

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc. is owned and controlled by Ron Fagen. Fagen, Inc. constructed all of our ethanol plants, also is constructing our Bloomingburg, Dyersville, Hankinson, Hartley, Janesville, Marion and Welcome ethanol plants and may construct the oil extraction facility at our Aurora ethanol plant. Fagen, Inc. also will construct our Reynolds plant if construction of Reynolds is restarted upon the return of more favorable market conditions. During 2007, we paid Fagen, Inc. $148.7 million for construction services and US BioEnergy paid Fagen, Inc. $399.7 million for construction services.

US BioEnergy is a party to a 5-year lease with an affiliate of Mr. Fagan for 50 railcars at $745 per month per car. The lease remains outstanding after the US BioEnergy transaction and we will continue to make payments under the lease during 2008.

Transactions with CHS Inc.

US BioEnergy’s principal executive offices in Inver Grove Heights, Minnesota are leased office space from CHS. We will continue to occupy the leased premises during a transition period following completion of the US BioEnergy transaction and we will continue to make payments under the lease during 2008. For the year ended December 31, 2007, US BioEnergy paid CHS $2.0 million as rent under the lease for this office space.

Certain of US BioEnergy’s ethanol plants purchase grain from CHS. US BioEnergy purchased $26.3 million of grain from CHS for the year ended December 31, 2007. In addition, during 2008 US BioEnergy began selling distillers grains to CHS pursuant to market-based arm’s length transactions. We expect to continue such transactions during 2008.

Provista Renewable Fuels Marketing, LLC (“Provista”), a joint venture between US BioEnergy and CHS, Inc., markets all ethanol currently produced by US BioEnergy. Prior to the closing of the US BioEnergy transaction, Provista was equally owned by CHS and US BioEnergy. Concurrent with the closing of the US BioEnergy transaction, CHS purchased US BioEnergy’s interest in Provista. During 2007, Provista paid CHS $2.4 million for management services provided to Provista, US BioEnergy paid Provista $8.4 million for railcar expenses, and Provista paid US BioEnergy $502.2 million for ethanol purchases, net of ethanol marketing services, terminal and exchange fees, and freight. We anticipated that Provista will continue to market ethanol from our Albert City, Ord, Platte Valley and Woodbury ethanol plants during 2008 until the marketing agreement with each plant expires.

Registration Rights. Under our shareholder agreement dated as of November 30, 2005, certain of our shareholders may request the inclusion of their shares in any registration statement at our expense whenever we propose to register any of our equity securities under the Securities Act of 1933. The right to request inclusion of shares does not apply to a registration statement on Form S-4 or S-8, or after the shareholder has had the opportunity to include its shares in one registration. The registration rights terminate at the earlier of (i) the time when the shareholder can sell all its registrable securities in any three-month period without registration in compliance with SEC Rule 144, or (ii) three years following completion of our initial public offering. In connection with all of these registrations, we have agreed to indemnify the holders of registered securities against liabilities relating to the registration, including liabilities under the Securities Act of 1933.

The Company’s process for review, approval or ratification of transactions with related persons. The Audit Committee reviews all transactions with related persons, as defined in Item 404 of SEC Regulation S-K, or in which a related person has a direct or indirect interest and, after reviewing the related person’s interest in the transaction and the material facts, determines whether to ratify or approve the transaction, which transaction may only be ratified or approved if the Committee determines the transaction is fair to the Company or otherwise in the interest of the Company. This policy is included in the Audit Committee Charter, a copy of which is available on our website at www.verasun.com, Investors, Governance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of reports we have received and on written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all Section 16(a) transactions were reported on a timely basis, except that one Form 4 filing made for each of Messrs. Caudill, Herron and Honnef and Bruce A. Jamerson, a former officer and director of the Company, was filed after it was required to be filed, and one Form 3 filing made for Pete Atkins, a former executive officer, was filed after it was required to be filed.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls and the financial reporting process. McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those financial statements and internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee regularly meets with management and the Company’s independent auditors to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues. In accordance with the Audit Committee Charter, the Audit Committee also oversees the relationship between the Company and the outside independent registered public accounting firm, including recommending its appointment, reviewing the scope of its services and related fees, and assessing its independence.

The Audit Committee met seven times in 2007, and four of those meetings included participation by the Company’s independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm. The following table summarizes the aggregate fees billed to the Company by McGladrey & Pullen, LLP and RSM McGladrey, Inc. for professional services during the periods ended December 31, 2007 and 2006 (dollars in thousands):

	2007	2006
Audit Fees (1)	$1,463	$1,432
Audit-Related Fees (2)	4	21
Tax Fees (3)	310	349
All Other Fees	0	0

Total	$1,777	$1,802

(1)	The 2007 audit fees consist of services related to: the audit of the Company’s annual consolidated financial statements (which includes the integrated audit of internal control over financial reporting), the review of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2007, Form S-3 and Form 8-K for the acquisition of ASA OpCo Holdings, LLC, including the audit procedures for ASA OpCo Holdings, LLC and subsidiaries opening balance sheet, Form S-4 for the proposed merger with US BioEnergy, the senior notes offering, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. The 2006 audit fees consisted of services related to the Company’s registration statements on Form S-1 and S-4, the audit of the Company’s 2006 consolidated financial statements and the review of financial statements included in the Company’s quarterly reports on Form 10-Q during 2006 and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	The audit-related fees consist of fees for various accounting consultations.
(3)	The 2007 and 2006 tax fees consist of fees for tax consultation and tax compliance services for the Company and its subsidiaries, including state and local income tax planning and advice, tax cost segregation studies and IRS examination assistance.

In considering the nature of the services provided by McGladrey & Pullen, LLP and its affiliate, RSM McGladrey, Inc., the Audit Committee determined the services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the auditor and Company management to determine they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by McGladrey & Pullen, LLP and RSM McGladrey, Inc. in 2007 were pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy and procedures describing the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that, before the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In carrying out its duties as described in the Audit Committee’s written charter, the Audit Committee has reviewed and discussed with management and the auditor the audited financial statements and the Company’s internal control over financial reporting; discussed with the auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and received the written disclosures and the letter from the auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditor its independence. Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2007 be included in the Company’s 2007 Annual Report on Form 10-K.

Members of the Audit Committee:

- Mark A. Ruelle, Chair*

- T. Jack Huggins III

- D. Duane Gilliam

- Steven T. Kirby

*	Mr. Ruelle became a member of the Audit Committee on April 1, 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors consists of nine members and is divided into three classes. Each of the directors is elected for a three-year term. The current term of our Class II directors expires at this year’s annual meeting of shareholders. In addition, directors who were appointed to fill Board seats created by expansion of the size of the Board and seats occupied by directors in a class other than the class to which they were elected by shareholders to rebalance the size of the Board classes will also be elected by shareholders at this year’s annual meeting. The terms of our Class I directors will expire in 2010, including those directors elected to Class I at this year’s annual meeting, and the terms of our Class III directors will expire in 2009, including those directors elected to Class III at this year’s annual meeting. In all cases, the terms of the directors will continue until their respective successors are duly elected.

The directors standing for election at the 2008 Annual Meeting of Shareholders and their Board classes are:

•	Gordon W. Ommen-Class I

•	James E. Dauwalter-Class II

•	T. Jack Huggins III-Class II

•	Steven T. Kirby-Class II

•	Jay D. Debertin-Class III

•	D. Duane Gilliam-Class III

•	Mark A. Ruelle-Class III

The biographies and qualifications of directors standing for election and all other directors are set forth below under the heading “Directors”.

If a quorum of shareholders is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. As noted above, shareholders have cumulative voting rights with respect to the election of directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not affect the results of the vote. If any nominee for director at the Annual Meeting becomes unavailable for election for any reason, the proxy holders have discretionary authority to vote pursuant to the proxy for a substitute.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this proxy statement.

Class I Directors

Donald L. Endres, age 47, has served as our Chief Executive Officer since 2001, served as Chairman of the Board from 2001 until April 2008, and served as President from March 2007 until December 2007. He has more than 20 years of experience in investing in, building, operating and managing successful businesses.

Mr. Endres serves on the board of directors and on the executive committee of the Renewable Fuels Association and was recently awarded the 2005 Ernst & Young Entrepreneur of the Year Award for the Minnesota, South Dakota and North Dakota region. In 2000, he co-founded and served as vice-chairman of Glacial Lakes Energy, an ethanol producer in Watertown, South Dakota, and he is an investor in and former board member of Badger State Ethanol, an ethanol producer in Monroe, Wisconsin. Mr. Endres resigned from the boards of Glacial Lakes Energy and Badger State Ethanol prior to completing our initial public offering of Common Stock in June 2006.

Mr. Endres earned a bachelor of science degree in animal science with minors in computer science and economics from South Dakota State University. He was recognized by South Dakota State University’s College of Engineering as “Entrepreneur of the Year” in 2000 and received the SDSU “Distinguished Alumni Award” in 2006.

Gordon W. Ommen, age 49, became a director and our Non-Executive Chairman of the Board in April 2008. He served as chief executive officer of US BioEnergy from its inception in October 2004 until May 2008, and as chairman of its board of directors from April 2005 until November 2007. Mr. Ommen also served as president of US BioEnergy from October 2004 to February 2006 and again from March 2007 until April 2008. Until December 2005, Mr. Ommen served as the president of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments. Mr. Ommen founded Capitaline Advisors in December 2002. Prior to founding Capitaline Advisors, Mr. Ommen served as president, chief executive officer and director of Fishback Financial Corporation, a multi-bank holding company located in Brookings, South Dakota, from 1991 to 2003. From 1997 to 2003, Mr. Ommen also served as president and director of First National Venture Capital, Inc., a venture capital subsidiary of First National Bank, a bank located in Brookings, South Dakota.

Paul A. Schock, age 50, has been a director since January 2003. Mr. Schock is the founder and President of Schock Land Company, a real estate development company. From September 2005 until February of 2007 Mr. Schock was employed with VeraSun as the Vice President and then Senior Vice President of Corporate Development. He was affiliated with Bluestem Capital Company, a manager of various investment funds, from 1989 to 2004. Mr. Schock was a commercial banker and manager with First Bank Systems of Minneapolis, MN, from 1981 to 1988, and chief financial officer of American Western Corporation, a manufacturing company in Sioux Falls, SD, from 1988 to 1989. In 1989, he formed Schock Financial Services, Inc., the predecessor of Bluestem Capital Company.

Mr. Schock attended Stanford University and graduated magna cum laude from Augustana College with a degree in business.

Class II Directors

James E. Dauwalter, age 56, became a director in April 2008. He served as a director of US BioEnergy from July 2006 until April 2008, and served as chairman of the board from November 2007 until April 2008. Mr. Dauwalter also currently serves as the chairman of the board of directors of Entegris, Inc., a materials integrity management company. Prior to his appointment as chairman of Entegris in August 2005, he served as the chief executive officer of Entegris since January 2001. Mr. Dauwalter joined Entegris in 1972 and held a variety of positions prior to his first executive appointment in March 2000 as chief operating officer.

T. Jack Huggins III, age 65, has been a director since January 2003. Mr. Huggins is founder and president of TJ3, Inc., a business development consulting firm that focuses on the ethanol industry. Prior to retiring from the position of vice president of Williams Energy Services and president of Williams Ethanol in 2000, he served in various capacities throughout his tenure at the Williams Companies and prior to that at CPC International, Inc. Mr. Huggins was the Chair of the Renewable Fuels Association from 1992 to 1995. He currently works with The Nature Conservancy Upper Mississippi River program, focusing on the impact of agricultural land management practices on freshwater ecosystems. Mr. Huggins presently serves on the board of directors of Mascoma Corporation, a company engaged in the development of low-carbon energy biotechnology.

Mr. Huggins graduated from Yale University with a bachelor of engineering degree and holds a masters degree in business administration from Pace University.

Steven T. Kirby, age 56, has been a director since January 2006. Mr. Kirby is a founding partner of Bluestem Capital Company and been employed by it for more than the past five years. Mr. Kirby was the 35th Lieutenant

Governor of the State of South Dakota from 1993 through 1995. Mr. Kirby was also a candidate for Governor of South Dakota in 2002. Mr. Kirby is a director of several privately owned companies and is a speaker at various entrepreneurial and college forums.

Mr. Kirby is a graduate of Arizona State University with a bachelor of science degree in political science and a graduate of the University of South Dakota School of Law with a juris doctorate degree.

Class III Directors

Jay D. Debertin, age 47, became a director in April 2008. He served as a director of US BioEnergy from June 2006 until April 2008. Mr. Debertin currently serves as executive vice president and chief operating officer, processing, of CHS, a position he has held since December 2004. Prior to becoming executive vice president and chief operating officer, processing, Mr. Debertin served as senior vice president, energy operations, of CHS since January 2001. Mr. Debertin also currently serves on the boards of directors of the National Cooperative Refinery Association, Horizon Milling, LLC and Ventura Foods, LLC.

D. Duane Gilliam, age 63, has been a director since January 2005. He has more than 38 years of experience in the petroleum industry. Prior to retiring from the position of executive vice president of Marathon Ashland Petroleum LLC in 2003, he served in various capacities throughout his tenure beginning in 1967. Mr. Gilliam has served as chairman of the board since 2006 of N.T.R. Acquisition, LLC, a company created to acquire oil and gas infrastructure assets.

Mr. Gilliam was a member of the 25 Year Club of the Petroleum Industry, as well as a member and director of the American Petroleum Institute, including serving on that organization’s downstream committee. Mr. Gilliam was chairman of the board of directors, executive committee and issues committee of the National Petrochemical & Refiners Association, or NPRA. Mr. Gilliam also served on the board of directors and compensation committee of Colonial Pipeline Company.

Mr. Gilliam is a graduate of the University of Kentucky. He is a registered professional engineer in Kentucky, Louisiana and Texas. He is a graduate of Harvard University’s Advanced Management Program. Mr. Gilliam was selected as a 2003 inductee into the University of Kentucky Engineering Hall of Distinctions.

Mark A. Ruelle, age 46, became a director in April 2008. He served as a director of US BioEnergy from September 2006 until April 2008. Since January 2003, Mr. Ruelle has also served as executive vice president and chief financial officer of Westar Energy, Inc., an electric utility company located in Kansas. Prior to serving as Westar Energy’s executive vice president and chief financial officer, Mr. Ruelle served as president of Nevada Power, a wholly-owned subsidiary of Sierra Pacific Resources, a utility holding company, from June 2001 to May 2002, and senior vice president and chief financial officer of Sierra Pacific Resources from March 1997 to May 2001. Mr. Ruelle also currently serves as a director of the Wolf Creek Nuclear Operating Corporation.

PROPOSAL 2: AMEND ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK FROM 250,000,000 SHARES TO 350,000,000 SHARES

Our Board of Directors has unanimously adopted a resolution for approval by our shareholders proposing an amendment to Section A of Article Fourth of our Articles of Incorporation (as amended to date, the “Articles”) to increase the total number of shares of Common Stock which our Company will have authority to issue from 250,000,000 to 350,000,000.

Under South Dakota law, the Company may issue shares of Common Stock only to the extent it has shares authorized for issuance under the Articles. As of April 4, 2008, of the 250,000,000 shares of Common Stock we are permitted to issue under our Articles,             shares of Common Stock were issued and outstanding and             shares were reserved for issuance on exercise of stock options issued under our 2005 Plan and             shares reserved for issuance on exercise of options issued by US BioEnergy and assumed in the merger. As a result, the number of shares of Common Stock available for issuance, after taking into account shares reserved for issuance on the exercise of stock options, is             shares. The proposed amendment would not change the number of authorized shares of preferred stock, nor would it change the relative rights of the holders of our Common Stock and preferred stock.

Section A of Article Fourth of the Articles is proposed to be amended and restated in its entirety. This section currently provides that:

This corporation is authorized to issue shares of two classes of stock: 250,000,000 shares of Common Stock with a par value of $0.01 per share, and 25,000,000 shares of Preferred Stock with a par value of $0.01 per share.

As amended, Section A of Article Fourth of the Articles is proposed to read as follows:

This corporation is authorized to issue shares of two classes of stock: 350,000,000 shares of Common Stock with a par value of $0.01 per share, and 25,000,000 shares of Preferred Stock with a par value of $0.01 per share.

Currently, our authorized shares are sufficient to meet all known needs. However, our Board of Directors considers it desirable that it have the flexibility to have additional shares of Common Stock available for issuance in connection with possible stock splits, stock dividends, acquisitions, financings, employee incentive plans and other corporate purposes, The Board believes that the proposed increase in authorized Common Stock will make sufficient shares available for these purposes. Other than as permitted or required under the Company’s employee benefit plans and under outstanding options, the Board of Directors has no agreements or commitments to issue additional Common Stock for any purposes. However, once approved, the shares of Common Stock may be issued from time to time by action of our Board of Directors on such terms and for such purposes as our Board of Directors may consider appropriate from time to time. No additional action or authorization by the Company’s shareholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted.

Under the Articles, the Company’s shareholders do not have preemptive rights with respect to future issuances of Common Stock. Thus, existing shareholders would not have any preferential rights to purchase such shares if the Board elects to issue additional shares of Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders. The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for the Company’s shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

If the proposed amendment is adopted, it will become effective upon filing of articles of amendment with the South Dakota Secretary of State, which we anticipate doing as soon as practicable following this year’s Annual Meeting. However, the Board retains discretion under South Dakota law not to implement the proposed amendment. If the Board exercised such discretion, the number of authorized shares would remain at current levels.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR the amendment of VeraSun’s Articles of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 250,000,000 shares to 350,000,000 shares.

PROPOSAL 3: AMEND ARTICLES OF INCORPORATION TO INCREASE PERMITTED INDEBTEDNESS FROM $1 BILLION TO $5 BILLION

Our Board of Directors has unanimously adopted a resolution for approval by our shareholders proposing an amendment to Section C of Article Third of our Articles to increase the amount of indebtedness we are permitted to incur from $1 billion to $5 billion.

The Articles currently impose a $1 billion limit on the debt we may incur. As of December 31, 2007, our total debt was $905.5 million (net of unaccreted discount of $3.0 million), of which approximately $668 million was incurred directly by VeraSun, rather than our subsidiaries, and subject to the limitation imposed under the Articles. The proposed amendment would increase the amount of debt we are authorized to incur to $5 billion.

Section C of Article Third of the Articles is proposed to be amended and restated in its entirety. This section currently provides that:

C. To borrow money within such limits as shall be determined by the Board of Directors and to mortgage or pledge real or personal property of the corporation in order to secure such loans or obligations; provided, however, that the indebtedness of the corporation may not be increased above $1.0 billion unless the corporation has complied with Article XVII, Section 8 of the Constitution of the State of South Dakota with respect to such increase.

As amended, Section C of Article Third of the Articles is proposed to read as follows:

C. To borrow money within such limits as shall be determined by the Board of Directors and to mortgage or pledge real or personal property of the corporation in order to secure such loans or obligations; provided, however, that the indebtedness of the corporation may not be increased above $5.0 billion unless the corporation has complied with Article XVII, Section 8 of the Constitution of the State of South Dakota with respect to such increase.

Currently, the $1 billion limitation on indebtedness imposed under the Articles is sufficient to meet the Company’s anticipated needs. However, our Board of Directors believes it is prudent to have the flexibility to incur additional indebtedness as necessary to finance our growth strategy through internal development or in connection with possible acquisitions and to finance other corporate activities, The Board has no plans to incur additional indebtedness except for additional advances under the Company’s line of credit. However, if shareholders approve the proposal, the Board may cause the Company to incur additional indebtedness from time to time without further shareholder action.

Under agreements governing our debt, we may be able to incur a significant amount of additional debt from time to time. If we do so, the risks related to high levels of debt could increase. Specifically, our high level of debt could have significant consequences to our shareholders, including the following:

•

requiring the dedication of a substantial portion of cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting the flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions;

•	being at a competitive disadvantage against less leveraged competitors;

•	being vulnerable to increases in prevailing interest rates;

•	subjecting all or substantially all of our assets to liens, which means that there may be no assets left for shareholders in the event of a liquidation; and

•

limiting our ability to make business and operational decisions regarding our business and subsidiaries, including, among other things, limiting our ability to pay dividends to our respective shareholders, make capital improvements, sell or purchase assets or engage in transactions deemed appropriate and in our best interest.

If the proposed amendment is adopted, it will become effective upon filing of articles of amendment with the South Dakota Secretary of State, which we anticipate doing as soon as practicable following this year’s Annual Meeting. However, the Board retains discretion under South Dakota law not to implement the proposed amendment. If the Board exercised such discretion, the amount of indebtedness we are permitted to incur would remain at $1 billion.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR the amendment of VeraSun’s Articles of Incorporation to increase the amount of indebtedness we are permitted to incur from $1 billion to $5 billion.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected McGladrey & Pullen, LLP as the Company’s independent auditors for 2008, subject to ratification of the selection by the shareholders of the Company at the Annual Meeting. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

This proposal will be approved if a quorum is present at the Annual Meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR ratification of the selection of McGladrey & Pullen, LLP as the Company’s independent auditors for 2008.

EXECUTIVE OFFICERS

A biographical summary of the business experience of our executive officers is listed below. Information pertaining to Mr. Endres, our Chief Executive Officer, who is also a director of VeraSun, may be found in the section above regarding “Directors.”

Robert L. Antoine, Jr., age 51, serves as Senior Vice President, Human Resources and joined VeraSun August 2006. Mr. Antoine has more than 25 years of experience in human resources positions. Most recently, Mr. Antoine was head of human resources for Forward Air Corporation from 2002 to 2006. Previously, he served as Vice President of Human Resources for Laidlaw Transit Services, Inc, from 1995 to 2002.

Mr. Antoine graduated from the University of Kansas with a Bachelor of Science in Journalism.

Paul J. Caudill, age 54, serves as Senior Vice President, Operations and joined VeraSun in late February 2006. He has over 25 years experience in architecture and engineering design, procurement and construction project management and has held senior-level positions with electric utilities in power generation plant operations. Prior to joining VeraSun, Mr. Caudill held a management position with Nebraska Public Power District from 1997 to 2006, where he was responsible for the company’s entry into the ethanol plant energy services market.

Mr. Caudill earned a bachelor of science degree in public management from the University of Arizona and in 2004 graduated from Northwestern University’s Kellogg Graduate School of Management with a masters of business administration.

Danny C. Herron, age 53, serves as our President and Chief Financial Officer. He joined VeraSun in March 2006 as Senior Vice President and Chief Financial Officer and became President in December 2007. Before joining the Company, Mr. Herron was executive vice president and chief financial officer of Swift & Company (an HM Capital Partners LLC portfolio company), a processor of fresh beef and pork products headquartered in Greeley, Colorado, from 2002 to 2006. He previously served as vice president and senior financial officer of Conagra Beef Company, a beef products manufacturer headquartered in Greeley, Colorado, from 1998 to 2002. From 1991 to 1998, Mr. Herron was employed at Borden Foods Company where he acted as snacks controller from 1991 to 1993, the chief financial officer midwest snacks from 1993 to 1995 and operations controller from 1995 to 1998. Mr. Herron also worked at Frito-Lay, Inc. in various capacities from 1983 to 1991.

William L. Honnef, age 41, is one of our founders and serves as Senior Vice President, Sales and Marketing. He was president and co-founder of ExpressGold.com, Inc. until it merged with CyberSource Corporation in January 2000. Mr. Honnef served as sales director of CyberSource Corporation until leaving to start VeraSun in 2001. Mr. Honnef serves on the boards of directors of the American Coalition for Ethanol.

Mr. Honnef graduated from Indiana University of Pennsylvania with a bachelor of arts degree in information systems in 1988 and was recognized by the University as the “Eberly School of Business and Information 2000 Entrepreneur of the Year.”

Barry P. Schaps, age 54, serves as Senior Vice President, Logistics and joined VeraSun in February 2007. Prior to joining VeraSun, he was General Manager, Planning and Portfolio Strategy of Motiva Enterprises, LLC, a joint venture company between affiliates of Shell Oil Company and Saudi Aramco from 2005 to 2007. Prior to that, he worked in roles of increasing responsibility with Motiva and Shell Oil Company, including as Manager Retail Logistics and Supply, Assistant to the CEO, Manager Marketing Ventures. Mr. Schaps has over 27 years experience in the petroleum industry with areas of focus in strategic planning, refining, retail marketing, supply and trading, risk management and logistics.

Mr. Schaps earned a BBA degree from the Bernard M. Baruch College of the City University of New York in 1975 majoring in accounting and an MBA in finance from Long Island University in 1980.

Gregory S. Schlicht, age 36, joined VeraSun as Senior Vice President, General Counsel and Corporate Secretary in April 2008. Prior to joining VeraSun, he served as US BioEnergy’s vice president, general counsel and corporate secretary since joining US BioEnergy in July 2006. Prior to joining US BioEnergy, Mr. Schlicht served as corporate counsel of Westar Energy, Inc., an electric utility, since July 2003. From July 2000 to July 2003, Mr. Schlicht served as corporate counsel of Aquila, Inc., a gas and electric utility. Mr. Schlicht has also worked at the law firm of Blackwell Sanders Peper Martin LLP.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for VeraSun Energy Corporation executive officers identified in the Summary Compensation Table (“Named Executive Officers” or “NEOs”).

Overview Of Executive Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) consists of three non-management directors whom the Board of Directors has determined satisfy the independence requirements of the New York Stock Exchange and the independence standards contained in our Corporate Governance Guidelines. The Committee has overall responsibility for establishing, implementing, and monitoring the Company’s executive compensation plans and programs, including the compensation philosophy. As part of this responsibility, the Committee evaluates the performance of the Chief Executive Officer and determines his compensation in light of the goals and objectives of the Company and the executive compensation program. The Committee regularly meets to discuss matters relating to our performance and the compensation of our senior executives. Following each meeting, the Chairman of the Committee reports on its activities to the full Board of Directors.

Role Of Executive Officers In Compensation Decisions

The Committee makes all compensation decisions, including approval of equity grant recommendations, to executive officers. However, in making its decisions, the Committee seeks and considers input from senior management. Senior management regularly participates in the Committee’s activities in the following specific respects:

•	The Chief Executive Officer and the Senior Vice President, Human Resources regularly attend the meetings of the Committee.

•

The Chief Executive Officer reports to the Committee with respect to his evaluation of the performance of the Company’s senior executives, including the other Named Executive Officers. Together with the Senior Vice President, Human Resources, he makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.

•

The Chief Executive Officer and the Senior Vice President, Human Resources develop recommended performance objectives and targets for the Company’s incentive compensation programs. The Senior Vice President, Human Resources assists the Chairman of the Committee in developing meeting agenda and manages the preparation and distribution of pre-meeting informational materials on the matters to be considered.

Executive Compensation Philosophy And Guiding Principles

The Committee’s principal objective in the design of the Company’s compensation programs is to support our short- and long-term strategic objectives and reinforce a “pay for performance” culture. To this end, the Committee utilizes programs that are designed to reward executives based on the achievement of specified performance goals, and which align executives’ interests with those of shareholders. In addition, the compensation programs are designed to: (i) attract, retain, and motivate the highest caliber of executive talent; (ii) link bonuses to corporate and individual performance; and (iii) reward executives for their contribution to our success. In order to meet these objectives, the following policies and practices are utilized:

•

Competitive Compensation Arrangements. In an effort to attract and retain talented executives, the Committee designs total compensation opportunities to be competitive relative to the compensation paid to similarly situated executives of our peer companies. The Committee targets each element of the compensation program (base salary, target annual bonus, and long-term incentives) to approximate the 50th percentile of the comparator group.

•

Performance-Based Compensation. A significant portion of the total compensation opportunity for each Named Executive Officer is considered “at risk” and is contingent on the achievement of strategic and operating goals (generally at the corporate level) that are intended to focus on increasing shareholder value.

•

Equity Awards. To help align the interests of executives with those of our shareholders, the Committee provides a significant portion of the executives’ total compensation opportunity in the form of equity or equity-based awards.

Our executive compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and guiding principles. The executive compensation philosophy is generally reviewed by the Committee at least annually, with the last such review completed in 2007. Based on this review, the compensation philosophy was reaffirmed with no material changes. The Company does not currently have stock ownership guidelines in place.

The programs continue to emphasize attracting and retaining senior executives and rewarding them appropriately for positive results. The Committee monitors these programs and modifies them in recognition of the dynamic, global marketplace in which we compete for talent and our continued development as a leading producer of renewable fuels.

Setting Executive Compensation

The Committee has structured the Company’s executive compensation plans and programs to align with the above stated compensation philosophy and guiding principles. In furtherance of this, the Committee has engaged Hewitt Associates LLC, an outside global human resources consulting firm, to provide relevant market data as well as alternatives to consider when making compensation decisions for the executive officers.

To assist in making compensation decisions, the Committee compares each element of total compensation against a large, general industry group of companies with revenues between $100 million and $3.5 billion. As part of the benchmarking process, Hewitt uses a statistical technique, known as regression analysis, to develop estimated market compensation levels. Use of regression analysis enables Hewitt to estimate market levels of compensation that relate closely to the Company’s revenue size. These estimated market compensation levels, on a position-by-position basis, along with the stated compensation philosophy and other factors considered by the Committee, assist in establishing the targeted pay levels for the executive officers.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no preestablished policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by Hewitt to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Elements of the VeraSun Compensation Program

Overview and Analysis

The primary components of VeraSun’s executive compensation program are base salary, annual incentives, and long-term incentives (“direct compensation”). Each of these components is set in relation to competitive market levels established using the comparator group, as described above. As mentioned previously, there is no particular target proportion among these components or between equity and nonequity awards. However, the program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards are tied to achievement of goals that are intended to improve, or reflect improvements in, shareowner value.

Variations from comparator group median base salary levels are made for some individuals based on their responsibilities, experience, expertise, and performance. In addition, when recruiting new executives, base salary is often set at a premium above median of the comparator group, in order to attract outstanding candidates. When establishing pay levels for executives, the Committee will consider internal pay equity among the executive group. Based on their thorough review of the compensation philosophy, as well as data provided by Hewitt, the Committee believes that the design of the compensation programs is appropriate to meet the stated guiding principles.

Each component of the executive compensation program is discussed below.

Components

Base Salary. The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Generally, base salary levels are targeted to approximate the median for similar positions in the comparator group.

The Committee reviews base salaries for executive officers (including the Named Executive Officers) at the beginning of each fiscal year. Annual salary increases, which are generally effective on July 1 of each year, are based on evaluation of each individual’s performance and on his level of pay compared to that for similar positions at the comparator group, as indicated by the market data. The Committee also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities.

Based on the Committee’s review of the pay data of the comparator group, it was determined that each NEO was significantly below market for base salary. Therefore, increases were approved to move each NEO closer to the 50th percentile. The following table summarizes the fiscal year 2007 base salary increases:

Named Executive Officer	New Base Salary		Effective Date
Donald L. Endres	$500,000		July 1, 2007
Danny C. Herron	$330,000	[1]	July 1, 2007
Paul J. Caudill	$275,000		July 1, 2007
John M. Schweitzer	$290,000		July 1, 2007
William L. Honnef	$330,000		July 1, 2007

[1]	Mr. Herron’s base salary was increased to $400,000 effective January 1, 2008 to reflect his promotion to President and Chief Financial Officer.

Taking into account the above base salary increases, the base salary of the Named Executive Officers was 5.5 percent below the median of the comparator group on an aggregate basis. Salaries earned by the Named Executive Officers in fiscal 2007 are reflected in the “Salary” column of the Summary Compensation Table.

Annual Incentives. The Company has established annual bonus opportunities for executive officers and other key employees to promote a “pay for performance” culture and to provide a competitive element of executive compensation. During 2007, the Company modified the design of the annual incentive plan to be more in line with competitive market practices. The new plan design, explained in more detail below, was effective for the six-month period beginning July 1, 2007 and ending on December 31, 2007. For the period beginning January 1, 2007 and ending on June 30, 2007, the annual incentive design was consistent with the plan utilized in 2006.

January 1, 2007 through June 30, 2007 Bonus Design. Similar to the design in place for 2006, the annual incentive design for the first six months of 2007 consisted of a quarterly cash bonus opportunity. Each NEO can earn a discretionary quarterly cash bonus (for the first two quarters of 2007 only) of up to 10 percent of base salary per quarter. The quarterly criteria are established by the executive officers in consultation with our Chief

Executive Officer and are based on overall objectives established by the Committee in consultation with our Chief Executive Officer. These goals are typically qualitative in nature and are activity-driven. Our Chief Executive Officer is eligible for a quarterly bonus of up to 10 percent of base salary payable in each quarter, with the amount determined using the average rate achieved by other executives with respect to their goals. For the first two quarters of 2007, the Named Executive Officers earned cash bonuses of $10,585 for Mr. Endres, $7,057 for Mr. Herron, $6,083 for Mr. Honnef, $7,434 for Mr. Schweitzer, and $7,197 for Mr. Caudill.

July 1, 2007 through December 31, 2007 Bonus Design. Under the VeraSun 2007 “Interim” Annual Bonus Plan, which was effective for the period from July 1, 2007 through December 31, 2007 (the “Interim Period”), executives (including the Named Executive Officers) are provided the opportunity to earn annual bonuses based on the achievement of preestablished financial and individual performance goals, both established by the Committee at the beginning of the Interim Period. The target annual bonus opportunities for the Named Executive Officers are generally set to target the median for similar positions in the comparator group. For the Interim Period, these targeted amounts were prorated to account for the six-month performance period and ranged from 20 to 40 percent of base salary, as follows:

Named Executive Officer	Targeted Annual Incentive—Prorated (as a % of Base Salary)
Donald L. Endres	40%
Danny C. Herron	30%
Paul J. Caudill	20%
John M. Schweitzer	25%
William L. Honnef	30%

The performance goals for the Interim Period are based 80 percent on corporate-level Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) and 20 percent on individual qualitative goals, measured against targeted levels established by the Committee. For the Interim Period, targeted EBITDA was set at $54.198 million. The Committee selected EBITDA as the financial performance metric based on its view that EBITDA is a good indicator of how well the Company has performed financially over a stated period of time.

To determine the actual level of bonuses paid, performance is measured against the targeted levels set based on the Board-approved budget. If a threshold level of performance is not met, then no bonus is earned for that metric. A 70 percent threshold level of performance was established for the financial and nonfinancial performance metrics described above. A maximum bonus opportunity for performance exceeding the targeted levels is set at 200 percent of the target bonus opportunity.

The Committee made annual incentive bonus awards to the Named Executive Officers, based on the achievement of the above performance objectives, with respect to fiscal year 2007. Based on a review of the fiscal year 2007 EBITDA achievement level of $53.54 million, the Committee determined that the quantitative goal would pay out at 98 percent of the target amount. In addition, the Committee determined that the qualitative portion for each NEO was achieved at target levels. Therefore, the actual bonuses earned for the Interim Period for the NEOs are as follows:

Named Executive Officer	Interim Period Bonus Amount Earned
Donald L. Endres	$196,000
Danny C. Herron	$97,020
Paul J. Caudill	$53,900
John M. Schweitzer	$71,050
William L. Honnef	$97,020

See the table under the heading Grants of Plan-Based Awards for information on the target and maximum awards for each Named Executive Officer for fiscal year 2007, and see the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation Table for information on actual annual incentive bonus payments made with respect to fiscal year 2007. Total annual incentive bonuses earned for the Interim Period in fiscal year 2007, as a percentage of base salary, were 39.2 percent for Mr. Endres, 29.4 percent for Mr. Herron, 29.4 percent for Mr. Honnef, 24.5 percent for Mr. Schweitzer, and 19.6 percent for Mr. Caudill.

Long-Term Incentives. Other than certain retention awards (discussed later), there were no normal, annual equity awards made to the Named Executive Officers in 2007. Each Named Executive Officer received a grant in 2006 in connection with either: (i) the Company’s initial public offering, or (ii) the executive’s date of hire, with the understanding that no further grants would be made until January 2008. During 2007, the Committee approved a new long-term incentive design for future equity awards to the executive team. Beginning with grants made in January 2008, a targeted economic value is determined for each executive officer, including the Named Executive Officers. This economic value is then delivered using a combination of nonqualified stock options and restricted stock, each delivering approximately 50 percent of the economic value. This mix of long-term incentive vehicles is intended to: (i) deliver market-competitive long-term incentive opportunities (stated in terms of “economic value”) that are targeted at the median of the comparator group; (ii) foster the behaviors and long-term perspective necessary for creating shareholder value; and (iii) provide a level of retention value to help retain needed executive talent.

Stock Options. Stock options were granted to each of the NEOs in January 2008. It is the Committee’s belief that stock options help the Company to:

•	Enhance the link between long-term incentive compensation and the creation of shareholder value;

•	Provide an opportunity for executives to increase their equity ownership in the Company; and

•	Aid in maintaining a competitive level of compensation.

Grant Size. The number of stock options granted was determined based on delivering 50 percent of each NEO’s long-term economic value, as approved by the Committee. The actual number of stock options granted to each NEO was determined using a Black-Scholes option valuation methodology.

Grant Timing and Price. The Committee intends to make equity grants to executives annually each year in January. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. If there is no market activity on the date of grant, the closing price on the most recent trading day just prior to the grant date is used.

Grant Design. Beginning in January 2008, stock options generally vest one-third per year over a three-year period and have a term of ten years. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Time-Based Restricted Stock (Restricted Stock or Shares). Restricted shares were granted to executives and were intended to deliver approximately 50 percent of the long-term economic value to each NEO. The restricted shares vest on a cliff basis 100 percent after three years. The restricted shares provide a tie to shareholders as well as a measure of retention for the executive team.

Retention Grants Made in 2007. In July 2007, the Committee approved retention grants to all of the NEOs except the Chief Executive Officer. The retention grants were in the form of time-based restricted stock that vests in full on January 1, 2009. The Committee determined that these retention grants were appropriate to retain the executive team through a transitional period of uncertainty and change, including a strategic acquisition and a potential merger.

Retirement Benefit Plans

The Company does not offer a defined benefit pension plan or a nonqualified deferred compensation plan. However, the Company does maintain a tax-qualified defined contribution savings plan, the VeraSun Energy 401(k) Retirement Plan, that permits eligible employees to make pre-tax and/or after-tax contributions up to specified plan and government-imposed limitations. The Company makes matching contributions for all participants each year equal to 3 percent of their total cash compensation. All of the Named Executive Officers may participate in the Company’s qualified plan on the same basis as other eligible employees.

Employee contributions made by Named Executive Officers to the savings plans in fiscal year 2007 are included in the column headed “Salary,” and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under Summary Compensation Table below.

Perquisites

The Company does not provide any perquisites to the Named Executive Officers.

Health and Welfare Benefits

The Company maintains health and welfare benefits, including medical, dental, vision, disability, and life insurance programs, and the Named Executive Officers are eligible to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

Change-in-Control Agreements

The Company believes that change-in-control agreements are an important component of executive compensation. Specifically, the Committee, in November 2007 adopted change-in-control agreements that are intended to create an incentive for executives to enhance shareholder value in the event of a corporate transaction involving the sale of the Company, despite the risk of employment termination. Therefore, the Company has entered into change-in-control agreements with the NEOs and certain other officers. These are more fully described under the caption “Potential Payments Upon Termination or Change in Control.” The agreements are intended to protect senior executives from the loss of reasonably expected compensation and benefits if the executive is terminated without cause by the Company or the executive is constructively terminated as a result of certain adverse actions taken by the Company in connection with a change in control.

Employment Agreements

Except for the change-in-control agreements described above, the Company has not entered into individual employment or general severance agreements with any of the Company’s NEOs.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “IRC”) generally limits the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year. An exception to this rule exists for any compensation that is “performance-based,” as defined in the IRC. Annual and long-term incentive awards are designed to be “performance-based” for purposes of Section 162(m) and would not be subject to the deductibility limit. However, salaries, service-based restricted shares, special employment and retention incentives, and special annual bonus payments do not qualify as “performance-based” compensation for this purpose.

Although the Committee’s policy is to structure compensation arrangements when possible in a manner that will avoid limits on deductibility, it is not a primary objective of the Company’s compensation program. In the view of the Committee, meeting the objectives stated above is more important than the ability to deduct the compensation for tax purposes.

Financial Restatement

Pursuant to the Compensation Committee charter, the Committee has the discretion to require the Chief Executive Officer and the Chief Financial Officer to disgorge compensation to the extent required by law if the Company is required to restate its financial statements as a result of misconduct.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

- D. Duane Gilliam, Chair

- James E. Dauwalter*

- T. Jack Huggins III

- Steven T. Kirby

*Mr. Dauwalter became a member of the Compensation Committee on April 1, 2008.

2007 SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our Chief Executive Officer, Chief Financial Officer and our three other highest paid executive officers in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(i)	(j)
Donald L. Endres Chief Executive Officer	2007	417,674	211,451	(2)	457,601	913,096	6,750	$2,006,572

Danny C. Herron Senior Vice President & Chief Financial Officer	2007	275,481	281,615	(3)	460,759	948,867	—	$1,966,722

Paul J. Caudill Senior Vice President, Operations	2007	249,039	64,848	(4)	207,455	762,160	4,269	$1,287,771

John M. Schweitzer Senior Vice President & General Counsel	2007	256,250	82,301	(5)	126,744	142,591	6,750	$614,636

William L. Honnef Senior Vice President, Strategic Initiatives	2007	275,481	108,270	(6)	105,707	89,430	6,750	$585,638

(1)	The amounts shown in these columns constitute restricted stock awards or options granted under our LTIP. The amounts are valued based on the actual expense recognized in 2007 based on the grant date fair value of the award determined pursuant to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, which we refer to as FAS 123R. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.
(2)	This amount includes quarterly cash bonuses totaling $15,451 and an annual cash bonus of $196,000.
(3)	This amount includes quarterly cash bonuses totaling $9,595, an annual cash bonus of $97,020 and an additional of $175,000 as agreed in Mr. Herron’s employment offer letter.
(4)	This amount includes quarterly cash bonuses totaling $10,948 and an annual cash bonus of $53,900.
(5)	This amount includes quarterly cash bonuses totaling $11,251 and an annual cash bonus of $71,050.
(6)	This amount includes quarterly cash bonuses totaling $11,250 and an annual cash bonus of $97,020.

2007 GRANTS OF PLAN-BASED AWARDS

The following table summarizes information regarding awards of cash incentive compensation, stock options and restricted stock for our NEOs in 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
(a)	(b)	(i)	(j)	(k)	(l)
Donald L. Endres		—	—	—	$—
Danny C. Herron	7/1/2007	12,879	—	—	$186,488
Paul J. Caudill	7/1/2007	10,732	—	—	$155,399
William L. Honnef	7/1/2007	12,879	—	—	$186,488
John M. Schweitzer	7/1/2007	11,318	—	—	$163,885

(1)	Consists of restricted stock awards granted under the executive retention program of the 2008 LTIP. In accordance with their terms, the awards cliff vest on January 1, 2009 if the person is the person is employed with the Company. The Compensation Committee approved the revisions to the LTIP program, including this restricted stock award, on June 28, 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes information regarding the number of shares underlying options and the number and value of unvested restricted stock outstanding at December 31, 2007 held by our NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Donald L. Endres	1,449	13,044	$25.30	June 14, 2016
	28,411	255,694	$23.00	June 14, 2016
	57,256	—	$1.00	January 2, 2014
	59,027	—	$1.00	January 2, 2014
	59,027	—	$1.00	January 2, 2014
	500,000	—	$1.10	January 2, 2014
	118,055	—	$1.00	January 2, 2014
					89,580	$1,368,782
Danny C. Herron	1,449	13,044	$23.00	June 14, 2016
	89,375	170,625	$23.00	April 1, 2016
	5,156	9,844	$23.00	April 1, 2016
	2,065	18,587	$23.00	June 14, 2016
					10,544	$161,112
					45,704	$698,357
					12,879	$196,791
Paul J. Caudill	1,449	13,044	$23.00	June 14, 2016
	962	8,661	$23.00	June 14, 2016
	4,500	10,500	$23.00	April 1, 2016
	63,000	147,000	$23.00	April 1, 2016
					16,250	$248,300
					7,235	$110,551
					10,732	$163,985
John M. Schweitzer	38,756	—	$5.16	September 1, 2015
	76,244	—	$5.16	September 1, 2015
	4,597	9,194	$23.00	June 14, 2016
	4,831	9,662	$23.00	June 14, 2016
					6,285	$96,035
					11,318	$172,939
William L. Honnef	1,449	13,044	$23.00	June 14, 2016
	1,400	12,595	$23.00	June 14, 2016
					8,547	$130,598
					12,879	$196,791

(1)	The following tables provide information with respect to the vesting of each NEO’s LTIP options. Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instrument are identical. These amounts are the number of shares in the awards.

	Shares
	6/14/2008	6/14/2009	6/14/2010	6/14/2011
Donald L. Endres	44,789	59,720	74,650	89,579
Danny C. Herron	5,271	7,029	8,787	10,544
Paul J. Caudill	3,616	4,824	6,030	7,235
John M. Schweitzer	9,428	9,428	—	—
William L. Honnef	4,273	5,698	7,122	8,546

	3/31/2008	3/31/2009	3/31/2010	3/31/2011
Danny C. Herron	64,453	51,563	51,563	12,891
Paul J. Caudill	56,250	45,000	45,000	11,250

(2)	The following tables provide information with respect to the vesting of each NEO’s restricted stock awards. Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instrument are identical. These amounts are the number of shares in the awards.

	Shares
	6/14/2008	6/14/2009	6/14/2010	6/14/2011
Donald L. Endres	14,930	19,907	24,883	29,860
Danny C. Herron	1,757	2,343	2,929	3,515
Paul J. Caudill	1,206	1,608	2,010	2,411
John M. Schweitzer	3,143	3,142	—	—
William L. Honnef	1,424	1,899	2,375	2,849

	3/31/2008	3/31/2009	3/31/2010	3/31/2011
Danny C. Herron	14,060	14,060	14,060	3,524
Paul J. Caudill	5,000	5,000	5,000	1,250

	1/1/2009
Danny C. Herron	12,879
Paul J. Caudill	10,732
John M. Schweitzer	11,318
William L. Honnef	12,879

2007 OPTION EXERCISES AND STOCK VESTED

The table below summarizes information regarding the exercise of stock options by our NEOs and the vesting of the NEO’s restricted stock awards in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald L. Endres	—	—	9,953	$143,124
Danny C. Herron	—	—	30,467	$532,400
Paul J. Caudill	—	—	9,554	$161,774
John M. Schweitzer	135,000	1,865,505	3,143	$45,196
William L. Honnef	456,384	7,183,259	949	$13,647

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

On November 28, 2007, the Company entered into change in control agreements with each of the NEOs and certain other officers of the Company. The change in control agreements provide severance payments and benefits to the applicable executive if the executive’s employment with the Company is terminated by the Company other than for cause or if the executive resigns for good reason within two years following a change in control of the Company. Severance payments and benefits under the change in control agreements consist of: (i) a severance payment equal to two times (three times for Mr. Endres) of the sum of the executive’s annual base salary and target annual bonus for the year of termination; and (ii) continued medical and dental insurance benefits for up to 24 months following termination. In addition, the executive will receive his full base salary through the date of termination, and a pro rata portion of his targeted bonus for the year of separation, and earned but unpaid bonus, if any, for the prior year. All unvested equity awards will immediately vest upon the occurrence of a change in control of the Company. Severance payments are payable in full upon termination. They may be reduced to the extent the amount received by an employee, after the payment of any excise tax that would be payable by the employee under Section 4999 of the Internal Revenue Code, would be greater than if the severance payments were not so reduced. The table below reflects the amount of compensation that would be payable to each of the NEOs on December 31, 2007 assuming termination of such executive’s employment on that date after a change in control of the Company. The amounts in the tables below are estimates of the amounts which would be paid out to the executives. The actual amounts to be paid out can only be determined at the time of such executive’s actual termination from the Company after an actual change in control of the Company.

Name	Severance	Current Year Pro Rata Bonus	Stock Option Value (a)	Restricted Stock Value (b)	Retirement Benefit	Welfare Benefits	Total
Donald L. Endres	2,700,000	400,000	—	1,368,778	—	34,400	4,503,178
Danny C. Herron	1,056,000	198,000	—	1,054,449	—	23,200	2,331,649
Paul J. Caudill	770,000	110,000	—	541,769	5,972	34,400	1,462,141
John M. Schweitzer	870,000	145,000	—	268,979	11,839	23,200	1,319,018
William L. Honnef	1,056,000	198,000	—	327,381	—	34,400	1,615,781

Total	$6,452,000	$1,051,000	$—	$3,561,356	$17,811	$149,600	$11,231,767

(a)	The exercise price of all outstanding options on December 31, 2007 was less than the market price of the Common Stock on such date.
(b)	The value is based on the market price of the Common Stock on December 31, 2007.

2007 DIRECTOR COMPENSATION

The table below summarizes compensation paid to our non-management directors. Mr. Endres was an executive officer in 2007 and did not receive compensation as a director. Messrs. Jamerson and Schock were executive officers in 2007 until they discontinued their employment with the Company on March 12 and February 16, respectively. Mr. Jamerson continued to serve as a director until August 31, 2008. Mr. Schock continues to serve on the Board of Directors.

As compensation for services as a director in 2007, our non-management directors each received $5,000 per quarterly board meeting, an additional $1,500 per board meeting attended in person, $1,500 per other board or committee meetings and $2,000 per other meeting or conference attended in person at our request. Our non-management directors, excluding Messrs. First and Kirby who are affiliates of equity funds that hold or held a significant number of shares of our Common Stock, also received an annual option grant to purchase 15,000 shares of our Common Stock, subject to a one-year vesting period.

Directors also are reimbursed for reasonable travel expenses incurred in connection with meetings of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
(a)	(b)	(d)		(h)
Mark L. First	40,500	—		40,500
D. Duane Gilliam	71,000	178,130	(1)	249,130
Paul A. Schock	28,500	—		28,500
Bruce A. Jamerson	9,500	—		9,500
T. Jack Huggins III	70,000	178,130	(1)	248,130
Steven T. Kirby	39,500	—		39,500

(1)	At December 31, 2007, Messrs. Gilliam and Huggins held options to purchase 55,000 and 40,000 shares of Common Stock, respectively.

Effective January 1, 2008, our non-management directors will receive an annual cash retainer of $60,000 payable quarterly in advance. The Chair of the Audit Committee will receive an additional annual retainer of $10,000, the Chair of the Compensation Committee will receive an additional annual retainer of $7,500, and the Chair of the Nominating and Corporate Governance Committee will receive an additional annual retainer of $7,000, also payable quarterly. Each non-management director also will receive annual equity compensation with a value of $60,000, half of which will be paid in the form of stock options and half of which will be paid in the form of restricted stock awards. All equity compensation is granted on January 27 of each year, subject to a one year vesting period, and the value of the grant is calculated in accordance with the process used for the Company’s executive incentive program. We also pay non-management directors $2,000 for conferences and similar industry events they attend at our request and reimburse them for their reasonable travel expenses.

ADDITIONAL INFORMATION

Shareholder Proposals to be Included in the Company’s Proxy Statement. A shareholder proposal to be considered for inclusion in proxy materials for the Company’s 2009 Annual Meeting of Shareholders must be received by the Company by December 9, 2008.

Shareholder Proposals Not in the Company’s Proxy Statement. Shareholders wishing to present proposals for action at this Annual Meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws, a copy of which is publicly filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; a copy may also be obtained upon written request to Corporate Secretary, 100 22nd Avenue, Brookings, South Dakota 57006. A shareholder must give timely notice of the proposed business to the Corporate Secretary. For purposes of the Company’s 2009 Annual Meeting of Shareholders, such notice, to be timely, must be received by the Company no earlier than December 9, 2008 and no later than January 9, 2009, unless the 2009 Annual Meeting is held more than 30 days before or 70 days after the anniversary of the date of this year’s Annual Meeting. In that case, the notice must be received no earlier than 120 days before the date of next year’s Annual Meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

Shareholder Nominations for Director. Shareholders wishing to directly nominate candidates for election to the Board of Directors at an Annual Meeting must do so in accordance with the Company’s bylaws by giving timely notice in writing to the Corporate Secretary. The notice must set forth:

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and of record by the shareholder and the beneficial owner;

•

a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•

a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•	the executed consent of each nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Corporate Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the Company’s bylaws, by delivering timely notice to the Corporate Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting.

The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

Gregory S. Schlicht

Corporate Secretary

Brookings, South Dakota

April 11, 2008

VERASUN ENERGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

June 11, 2008

10:00 a.m. Central Daylight Time

Swiftel Center

824 32nd Avenue

Brookings, SD 57006

VeraSun Energy Corporation 100 22nd Avenue Brookings, SD 57006	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of shareholders to be held on June 11, 2008.

Donald L. Endres and Danny C. Herron, and each of them, with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the VeraSun Energy Corporation (“VeraSun”) Annual Meeting of Shareholders to be held on June 11, 2008, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock in their discretion upon any other business that may properly come before the meeting, or any adjournment thereof in their discretion.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

1)	VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12 noon (CT) on June 10, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

2) VOTE	BY INTERNET — http://www.eproxy.com/vse/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12 noon (CT) on June 10, 2008
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

3) VOTE	BY MAIL

Mark, sign and date your proxy card, and return it in the postage-paid envelope we’ve provided or return it to VeraSun Energy Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.You must vote by mail if you exercise cumulative voting rights to elect directors.

ò  Please fold here  ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of directors:	(Check below to vote shares ratably for directors) OR (Indicate number of votes cast for each director below)

Class I	1a Gordon W. Ommen	☐ For	☐ Withheld	☐ Abstain

Class II	1b James E. Dauwalter	☐ For	☐ Withheld	☐ Abstain

	1c T. Jack Huggins III	☐ For	☐ Withheld	☐ Abstain

	1d Steven T. Kirby	☐ For	☐ Withheld	☐ Abstain

Class III	1e Jay D. Debertin	☐ For	☐ Withheld	☐ Abstain

	1f D. Duane Gilliam	☐ For	☐ Withheld	☐ Abstain

	1g Mark A. Ruelle	☐ For	☐ Withheld	☐ Abstain

(Instructions: You have cumulative voting rights for the election of directors. In cumulative voting, each share carries a number of votes equal to the total number of directors standing for election. To calculate the total number of votes you may cast for the election of directors, multiply the number of shares you own by seven. You may distribute the total amount of votes among the candidates or to any of them in any proportion or allocate your votes to any one of them in full. You must vote by mail if you exercise cumulative voting rights to elect directors.

To vote for a director, you may either (1) check the “For” box in which case we will allocate your votes equally among the directors for whom you vote, or (2) check the “For” box and allocate your votes by completing the blank that follows “For”. If you choose the latter method of voting, the sum of all entries must be equal to the total number of votes that you are entitled to cast (total shares owned multiplied by seven). If you commit a mathematical error in cumulating your votes, we will adjust the votes cast among directors in the same proportion as in the erroneous allocation. You also may choose to withhold your vote or abstain from voting for a specific candidate by checking the appropriate box(es).)

2.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock it is authorized to issue from 250,000,000 shares to 350,000,000 shares.	☐ For	☐ Against	☐ Abstain
3.	To approve an amendment to the Company’s Articles of Incorporation to increase the amount of indebtedness it is permitted to incur from $1 billion to $5 billion.	☐ For	☐ Against	☐ Abstain
4.	To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent auditors for 2008.	☐ For	☐ Against	☐ Abstain
5.	Such other business that properly comes before the 2008 Annual Meeting or any adjournment of the 2008 Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. The proxies may vote in their discretion on other matters that may come before this meeting.

Address Change? Mark Box ☐ Indicate changes below:	Date

Mark box if you plan to attend the annual meeting.     ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.